The Alkaline Water Company Reports Record Third Quarter Revenue, Significant
Expense Reduction, Gross Margin Expansion, and Bottom Line Improvement

Company Reports Best Third Quarter Revenue Ever with $15.9 Million in Sales, +21% Year-Over-Year

SCOTTSDALE, Ariz. (February 28, 2023)(BUSINESS WIRE)--The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company"), the country's largest independent alkaline water company and the Clean Beverage® company, today announced its financial results for the third quarter ended December 31, 2022, its second full quarter on its Pathway to Profitability. The Company reported record third quarter revenue, significant year-over-year improvement in total operating expenses and operating loss, and continued sequential quarter-over-quarter improvement in its gross margin.

Third Quarter Fiscal 2023 Financial Highlights (all amounts in U.S. dollars) (unaudited):

  Net revenue for the quarter ended December 31, 2022, was approximately $15.9 million, an increase of more than 21% compared to $13.1 million in the same period last year.
  Gross profit for the quarter was approximately $3.9 million, representing a gross margin of 24.7%, up 300 basis points from 21.7% in the second quarter fiscal year 2023.
  Total operating expenses were approximately $7.5 million, a 46% reduction compared to the same period last year.
  Total operating loss was approximately ($3.6 million), an improvement of more than 67% compared to ($10.9 million) in the same period last year.
  Net loss for the quarter was ($3.97 million), an improvement of 63% compared to the same period last year.
  Net loss per share was ($0.03) compared to ($0.10) in Q3 Fiscal 2022.
  The Company's cash position on December 31, 2022, was approximately $2.2 million.

Commentary on Financial Results:

"In spite of a challenging economy we still experienced significant year-over-year growth of more than 21% in topline revenue," stated Frank Chessman, President and CEO of The Alkaline Water Company. "While continuing to grow sales, we were also able to reduce our operating expenses and total loss compared to last year. Total operating expenses are down 46% from the same quarter last year. Total operating loss is down 67% by the same comparison, and sequentially compared to Q2, it is down almost 30%. This has been a very quick turnaround in just a few quarters, thanks to our strategically implemented Pathway to Profitability initiative focused on cutting expenses to create a more efficient growth company. We remain confident in our ability to continue driving growth and profitability in the coming quarters.

"Our gross margin also continued to improve sequentially. It's now more than 24.7%, which is an increase of over 300 basis points from last quarter. Since the start of our Pathway to Profitability initiative, we have improved our gross margin by 685 basis points. We anticipate this trend to continue. This improvement comes from our continued diligent commitment to reducing expenses by optimizing every aspect of our production process, from raw materials to packaging, to copackers. We're working hard to reduce costs wherever possible while maintaining the product quality that our consumers love and the sales growth that our shareholders expect."

Third Quarter Fiscal Year 2023 Operational Highlights:

  The Company continued to outperform the value-added water category, according to Nielsen xAOC+Conv. data ending 12/31/22:
  Alkaline88 was one of 13 value-added water brands (including all combined private labels) with over $90 million in retail sales in 2022.
  For the 13 weeks ending 12/31/22, Alkaline88's year-over-year dollar volume growth outpaced nine of the other twelve and was 1.6 times the overall category average.
  In the same time, Alkaline88's unit growth was better than any of the other twelve.
  Alkaline88 was the only brand with double-digit unit growth.
  In the Grocery channel, Alkaline88's 1-gallon product was the number-five best-selling value-added water product by dollar volume for the quarter, edging out an Essentia product to gain that spot.
  Alkaline88's 1-gallon sales were six times that of the next nearest gallon in the country.
  For unit sales in Grocery, Alkaline88's 1-gallon continued to grow double digits last quarter.
  The Company expanded its distribution into over 220 BJ's Wholesale locations on the East Coast and added a grocery co-op and food distributor serving approximately 250 stores in the Northwest.
  The flagship Alkaline88 brand was the number-five best-selling value-added water product by dollar volume for the quarter in the Grocery channel, and the gallon continued to grow double digits despite an overall unit sales decrease on average for SKUs in the category.
  The Company continued to expand its partnership with Gold's Gym, a leading fitness brand, and has now earned distribution in over 60 Gold's Gym locations.
  The Company had its first major brick-and-mortar launch of Alkaline88 Sport in one of the Southern US grocery leaders, Harris Teeter, with early indications showing good performance.
  The Company added two new direct-store-delivery partners to its network, expanding DSD coverage to 14 states.

"We have several initiatives in early implementation that are ramping up to further move us along our Pathway to Profitability as we continue to drive sales," said Mr. Chessman. "We're excited about the future, and we're grateful to our shareholders for their continued support."

Leadership Continuity and Pathway to Profitability Momentum:

The Company also announced last week that due to unforeseen medical concerns, Frank Lazaran had stepped down as CEO and President effective February 20, 2023. The Company thanks him for his dedication and wishes him a speedy recovery. The Company announced that Frank Chessman, Director of Sales and Operations, who has been with Alkaline88® since its inception, will serve as its new President and CEO. Frank Lazaran will continue to serve on the Board of Directors. "We want to thank Frank for his dedication and commitments to putting Alkaline88 on its Pathway to Profitability," stated Aaron Keay, the Company's Chairman.  "Frank's contributions are highlighted by the Company's financial performance this quarter as he orchestrated an incredible pivot in the Company's direction and initiated many significant changes that will continue to have a positive impact on the bottom line.  We look forward to his continued influence on the Board of Directors while he focuses on addressing his medical issues. There is always a spot for Frank with Alkaline88."

New Company CEO and President Frank Chessman has over five decades of experience in sales, marketing, and operations. Prior to joining the Company, he served as Vice President of Sales and Advertising for Ralphs Grocery Company and spent 14 years at Simon Marketing as the Executive Vice President. His extensive experience also includes a decade in beverage manufacturing.

Since the Company's pivot last year to its Pathway to Profitability, Mr. Chessman has worked side-by-side with Mr. Lazaran and has been an integral part of its design and implementation, overseeing all aspects of sales and operations. As Mr. Keay stated, "It's important to us to maintain leadership continuity for the Company with the appointment of Frank Chessman as our new CEO and President. He's been with the Company since its inception and, in addition to working very closely with Mr. Lazaran and CFO David Guarino, he has been involved in hiring and working with employees across all facets of the business. Mr. Chessman's extensive experience in sales, marketing, and operations, coupled with his longstanding commitment and passion for Alkaline88, make him an excellent choice to guide the Company through this transition as we continue to drive the brand forward."

Correction of Previously Issued Financial Statements:

Comparisons to previous quarters are based on a corrective adjustment which reclassified an immaterial amount in Sales and Marketing expenses as a reduction in Revenue. The adjustments relate to considerations payable to a customer which the Company has determined were not for distinct goods or services received. This correction has no impact on Total Operating Loss or Net Loss.

Company Receives Nasdaq Notice on Late Filing, Since Remedied:

The Company also announced that it received a letter (the "Letter") on February 22, 2023 from the Listing Qualifications Department of The Nasdaq Stock Market (the "Nasdaq"). The Letter notified the Company that since it had not yet filed its Form 10-Q for the period ended December 31, 2022, it no longer complies with the Nasdaq's Listing Rule 5250(c)(1) (the "Rule"), relating to the Company's obligation to file periodic financial reports for continued listing.

The Company has since satisfied this obligation by filing its delinquent Form 10-Q on February 28, 2023.

The Company will not host a third quarter conference call.

About The Alkaline Water Company:

The Alkaline Water Company is the Clean Beverage® company making a difference in the water you drink and the world we share.

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH alkaline drinking water with trace minerals and electrolytes and boasts our trademarked "Clean Beverage" label. In 2021, The Alkaline Water Company was pleased to welcome Shaquille O'Neal to its board of advisors and to serve as the celebrity brand ambassador for Alkaline88®.

To purchase The Alkaline Water Company's products online, visit us at www.alkaline88.com.

To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the following: the statements relating to the Company's pathway to profitability, including the statement that the Company is focused on cutting expenses to create a more efficient growth company; that the Company is confident in its ability to continue driving growth and profitability in the coming quarters; the Company anticipates that the trend of improving gross margin to continue; that the Company is working hard to reduce costs wherever possible while maintaining the product quality that the Company's consumers love and the sales growth that the Company's shareholders expect; that the Company has several initiatives in early implementation that are ramping up to further move the Company along its Pathway to Profitability as it continues to drive sales; that the Company is excited about the future; that many significant changes initiated by Frank Lazaran will continue to have a positive impact; that the Company looks forward to Frank Lazaran's continued influence on the Board of Directors while he focuses on addressing his medical issues and there is always a spot for Frank Lazaran with Alkaline88; and that Frank Chessman is an excellent choice to guide the Company through this transition as the Company continues to drive the brand forward.

The material assumptions supporting these forward-looking statements include, among others, that the Company's cost-saving and margin enhancement measures will be fully implemented and, once implemented, they will be effective to reduce the Company's annual expense and enhance the Company's margin to the extent anticipated by the Company; that the Company's burn rate to reach the level anticipated by the Company as a result of the Company's proactive reduction in its monthly burn rate; that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; the fact that consumers may not embrace and purchase any of the Company's CBD-infused products; the fact that the Company may not be permitted by the FDA or other regulatory authority to market or sell any of its CBD-infused products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Jeff Wright
Director of Investor Relations
866-242-0240
investors@thealkalinewaterco.com